Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

  News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Dawn Benchelt, Investor Relations Director	Matthew Tramel, Media Relations Director
(630) 218-7364	(630) 218-8000 x4896
ir@inlandrealestate.com	tramel@inlandgroup.com

Inland Real Estate Corporation Pays October and Declares November

Cash Distribution to Common Stockholders

OAK BROOK, Ill. (October 19, 2009) – Inland Real Estate Corporation (NYSE: IRC) today announced that on October 19, 2009 it paid a cash distribution of $0.0475 per share on the outstanding shares of its common stock to common stockholders of record at the close of business on September 30, 2009.

In addition, the Company has declared a cash distribution of $0.0475 per share on the outstanding shares of its common stock, payable on November 17, 2009 to common stockholders of record at the close of business on November 2, 2009.

About Inland Real Estate Corporation

Inland Real Estate Corporation is a self-administered and self-managed publicly traded real estate investment trust that owns interests in over 140 open-air neighborhood, community, power and lifestyle retail centers and single-tenant properties located primarily in the Midwestern United States, with aggregate leasable space of more than 14 million square feet. Additional information on Inland Real Estate Corporation is available at http://www.inlandrealestate.com.

This press release contains forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Please refer to the documents filed by Inland Real Estate Corporation with the SEC, specifically the Form 10K for the year ended December 31, 2008 and the Form 10-Q for the period ended June 30, 2009, for a more complete discussion of these risks and uncertainties. Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.